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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


CONTACT:  SAM BROOKS
          PRESIDENT AND CHIEF EXECUTIVE OFFICER
          615-345-5500


                        RENAL CARE GROUP APPOINTS NEW CFO
                      ------------------------------------
                      OUTGOING CFO ASSISTING IN TRANSITION


Nashville, Tennessee (October 27, 1999) -- Renal Care Group, Inc. (Nasdaq/NM:RCGI) today announced that R. Dirk Allison, age 43, has been appointed by the Board of Directors as an executive vice president and chief financial officer, replacing Ronald Hinds, who has chosen to retire. Mr. Hinds will remain with the Company through the end of the year to ensure a smooth transition, and, on an ongoing basis, he will continue to provide valuable assistance to the Company as a consultant.

         Prior to joining Renal Care Group, Dirk Allison was president and chief executive officer of MedSynergies, Inc., an eye care specialty company, and was president and chief executive officer of Capstone Pharmacy Services, Inc., a $300 million institutional pharmacy company. Mr. Allison began his career as an accountant with Peat, Marwick, Main & Company in 1977 and, over the next 10 years, held various finance positions such as chief financial officer and director of internal auditing. Mr. Allison received an MBA from the University of Dallas and his BBA from Northeast Louisiana University.

         Mr. Sam Brooks, president and chief executive officer of Renal Care Group, Inc., said, "Ron has been with us since the founding of the Company, and during his tenure our management team has achieved an exceptional track record. We have met or exceeded analyst expectations every quarter since becoming a public company; earnings per share have increased at an annual rate of 44%; revenues have increased at an annual rate of 67%; and we have been named to Fortune magazine's list of the 100 fastest growing companies in the U.S. In addition, Ron leaves us with a very conservative balance sheet and little debt."



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RCGI Appoints New CFO
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October 27, 1999



         Mr. Brooks continued, "We are fortunate to have hired an extremely capable individual to replace Ron. Dirk Allison's financial expertise and his mergers and acquisition experience will serve us very well. Clearly, we regret losing Ron to retirement. He will be missed by all of us who are accustomed to working with him on a day-to-day basis, but we will still all benefit from his counsel in his new role as consultant to the Company.

         "Of course, we appreciate Ron's assistance in transitioning Dirk Allison into his new position. Going forward under Dirk's leadership in the financial area, Renal Care Group will be in very good hands as we develop the Company to its fullest potential for our shareholders and provide exceptional care to our dialysis patients."

         In closing, Mr. Brooks said, "Our strong momentum continued in the third quarter, and we expect our results for the third quarter to meet analysts' expectations. We look forward to reporting results for the quarter as scheduled on November 1, 1999."

         Renal Care Group, Inc. is a nephrology services company that focuses on providing care to patients with kidney disease, including patients suffering from chronic kidney failure. The Company treats approximately 14,000 patients through 179 owned outpatient dialysis centers, in addition to providing acute dialysis services in 102 hospitals. Over 3,800 associates provide services across the Company's 22-state network.

         This press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors, including business and economic conditions and availability of financing. These and other risks and uncertainties are detailed in the Company's reports filed with the SEC.

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